Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333 85258 and 333-85282 on Forms S-8 and S-3, respectively, of our reports dated February 28, 2007, relating to the financial statements and financial statement schedule of Alliance Resource Partners, L.P. and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Alliance Resource Partners, L.P. for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

Tulsa, Oklahoma

February 28, 2007